EXHIBIT 5

MICHAEL J. MORRISON
      ATTORNEY AND COUNSELOR AT LAW
      ____________________1495 RIDGEVIEW DRIVE. SUITE 220
                               RENO. NEVADA 69509
                               (775) 827-6300
                              FAX (775) 827-6311
                         E-MAIL MORRISONLAW@PYRAMID.NET
                         WEBSITE: WWW.VENTURELAWUSA.COM

                  March 10, 2004



                  BV Pharmaceutical, Inc.
                  2890 Vassar Street, Suite A
                  Reno, NV 89509


                  RE:    Form SB-2 Registration statement for 6,937,100
                            Shares of Common Stock


                  Dear Officers and Directors:

                  I have acted as counsel to BV Pharmaceutical, Inc. (the "Company") in connection with the registration of 6,937,100 Shares of the Company's Common Stock, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). You have requested my opinion as to certain matters in connection with said Registration Statement.

                  In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

                  Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 6,937,100 Shares to be registered by the Company are duly authorized, validly issued, fully paid and non-assessable.

                  Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

                  Very truly yours,

                  /s/ MICHAEL J. MORRISON

                  Michael J. Morrison, Esq.